Exhibit 10.27

(DATE)

(NAME)

(ADDRESS)

(CITY, STATE, ZIP)

Re:	Employment Terms

Dear (NAME:

This letter (the “Agreement”) is meant to summarize your current compensation and outline the complete terms and conditions of your employment in the position of (TITLE) for Hawker Beechcraft Corporation (the “Company”).

Title

Your title and position will be (TITLE). You will report directly to either the Chief Executive Officer or Chief Operating Officer and will be a member of the senior leadership team of the Company.

Compensation

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Base Salary – Your current base salary is $(AMOUNT) (USD) per year, and will continue to be paid semi-monthly, less applicable statutory withholding, in accordance with the Company’s normal payroll procedures. Your base salary will be reviewed annually, or more frequently in the discretion of the Company’s Chief Executive Officer, and may be adjusted upward (but not downward) by the Chief Executive Officer, the Board of Directors of Hawker Beechcraft, Inc. (the “Board”) (or a committee thereof) in its discretion.

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Bonus – You will also be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time based on a target bonus opportunity equal to (AMOUNT)% of your then current annual base salary (the “Target Bonus”). Your Target Bonus will be reviewed annually, or more frequently in the discretion of the Company’s Chief Executive Officer, and may be adjusted upward (but not downward) by the Chief Executive Officer, the Board (or a committee thereof) in its discretion.

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Benefits and Additional Compensation – As a Company employee, you shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company.

At-Will Employment

The Company looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Severance

Upon termination of your employment (x) by the Company without Cause (excluding as a result of death or Disability), or (y) by you for Good Reason, the Company will pay you a lump sum cash payment in an amount equal to the sum of your then current annual base salary and your then current Target Bonus (the “Severance”) within sixty (60) days following the date of such termination. Payment of the Severance will only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. To the extent payment of any amount of the Severance constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such payment scheduled to occur during the first sixty (60) days following the termination of employment will not be paid until the sixtieth (60th) day following such termination of employment and will include payment of any amount that was otherwise scheduled to be paid prior thereto. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment within sixty (60) days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company.

For purposes of this Agreement:

“Cause” means your (A) continued failure to follow the lawful directives of the Board or a more senior executive of the Company after written notice from the Company and a period of no less than thirty (30) days to cure such failure; (B) willful misconduct or gross negligence in the performance of your duties; (C) conviction of, or pleading of guilty or nolo contendere to, a felony; (D) material violation of a material Company policy that is not cured within fifteen (15) days of written notice from the Board; (E) performance of any material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property; (F) continued failure to cooperate in any audit or investigation of financial or business practices of the Company after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure; or (G) breach of any written agreement between you and the Company and/or its affiliates that causes demonstrable harm to the Company and that is not cured within fifteen (15) days of written notice from the Board.

“Disability” means your failure to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period, as determined by the Board in its reasonable discretion.

“Good Reason” means the occurrence of any of the following events without either your prior express written consent or cure by the Company within 30 days after you give written notice to the Company describing the event and requesting cure: (i) any material diminution in your authorities, titles or offices as are in effect on the date hereof; (ii) a material change in the reporting structure so that you report to anyone other than the Chief Executive Officer or Chief Operating Officer of the Company; (iii) any decrease in either base salary or Target Bonus; (iv) any material breach by the Company, or any of its affiliates, of any material obligation to you under this Agreement; or (v) the failure of Hawker Beechcraft, Inc. to obtain the assumption in writing of its obligation to perform this Agreement by any successor to it, or the Company, including any successor to all or substantially all of the business and assets of the Company. For Good Reason to exist, (a) you must provide notice of the Good Reason within ninety (90) calendar days of your knowledge of the event constituting Good Reason, (b) the Company must fail to cure such event within fifteen (15) days of such notice and (c) you must terminate employment within five (5) days of such failure to cure.

Employment Taxes

All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

Confidentiality

To be eligible for these benefits, unless the terms and conditions of this Agreement have been made public by the Company, you must keep the terms and conditions of this Agreement strictly confidential, except for disclosures to your immediate family.

Entire Agreement

This Agreement the entire agreement and understanding between you and Hawker Beechcraft, Inc. with respect to your employment with the Company and your compensation and benefits, and supersedes and replaces any prior agreements and understandings, express or implied, oral or written between and among them with respect to such matters.

Miscellaneous

This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an authorized officer of Hawker Beechcraft, Inc. and you. This Agreement will terminate and become null and void if it is not accepted, signed and returned by (DATE). This Agreement will be binding upon, and enforceable against, Hawker Beechcraft, Inc.’s successors and assigns, including any successor to the Company or its business or operations.

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If the foregoing is acceptable to you, please sign this letter in the space provided below.

Sincerely,
Hawker Beechcraft, Inc.

Agreed to and accepted:

Agreed to and accepted: Hawker Beechcraft, Inc.

Signature:

Printed Name:

Date:

By:

Printed Name:

Title:

Date: